
						  EXHIBIT 12(b)


			 COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
				    AND PREFERRED SHARE DIVIDENDS
			 SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES



										   Twelve
										   Months
										    Ended
										   Sept. 27,                                                       Year Ended
											   1997
(millions, except ratios)                    (unaudited)    1996      1995      1994      1993      1992
Fixed Charges
 Interest and amortization of debt discount
   and expense on all indebtedness              $1,374    $1,365    $1,373    $1,279    $1,318    $1,389

 Add interest element implicit in rentals          127       121       119       114       105       165
											 1,501     1,486     1,492     1,393     1,423     1,554
 Preferred dividend factor                           6        41        89       234       209       120
 Interest capitalized                                3         5         4         1         3        23
Total fixed charges                             $1,510    $1,532    $1,585    $1,628    $1,635    $1,697

Income (loss)
 Income (loss) from continuing operations       $1,219   $1,271    $1,025      $857      $625   ($1,812)
 Deduct undistributed net income (loss)
   of unconsolidated companies                       2        8         9        (7)        6        (4)

											 1,217    1,263     1,016       864       619    (1,808)
Add
 Fixed charges (excluding interest capitalized
  and preferred dividend factor)                 1,501    1,486     1,492     1,393     1,423     1,554
 Income taxes (benefit)                            907      834       703       614       329    (1,039)
   Income (loss) before fixed charges and
    income taxes                                $3,625   $3,583    $3,211    $2,871    $2,371   ($1,293)

Ratio of income to combined fixed charges
 and preferred share dividends                    2.40     2.34      2.03      1.76      1.45      (A)


In 1996, all the 8.88% Preferred Shares, First Series were redeemed and therefore in 1997 the Company made no other preferred share dividend payments.

(A) As a result of the loss for the year ended December 31, 1992, earnings did not cover fixed charges by $2,990 million.
